Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made as of this 21st day of January, 2022 (the “Effective Date”), is entered into by Ekso Bionics Holdings, Inc., a Nevada corporation (the “Company”), and Steven Sherman (the “Executive”).

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1             Employment Period. The term of employment under this Agreement (the “Employment Period”) shall be the period beginning on the Effective Date and ending on the first anniversary thereof, unless earlier terminated as provided in Section 4.

2             Title; Capacity.

2.1            The Executive shall serve as Chief Executive Officer of the Company. The Executive shall be subject to the supervision of, and shall have such authority as is delegated to the Executive by, the Board of Directors of the Company (the “Board”). The Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board shall from time to time reasonably assign to the Executive. The Executive shall continue to serve on the Board until the Executive resigns or is otherwise removed or ceases to so serve: provided, however, that the Executive shall not be entitled to any additional compensation for his service on the Board during the Employment Period. For avoidance of doubt, the Executive will continue to vest in his outstanding equity awards so long as he remains employed by the Company or continues to serve as a director of the Board.

2.2            The Executive shall be based at the Company’s headquarters in Richmond, California, or such other place or places as the Board and the Executive shall mutually agree. The parties acknowledge that the Executive may be required to travel in connection with the performance of his duties hereunder.

2.3            The Executive recognizes that during the period of the Executive’s employment hereunder, the Executive owes an undivided duty of loyalty to the Company, and the Executive will use the Executive’s good faith efforts to promote and develop the business of the Company and its subsidiaries (the Company’s subsidiaries from time to time, together with any other affiliates of the Company, the “Affiliates”). The Executive shall devote all of the Executive’s business time, attention and skills to the performance of the Executive’s services as an executive of the Company. Recognizing and acknowledging that it is essential for the protection and enhancement of the name and business of the Company and the goodwill pertaining thereto, the Executive shall perform the Executive’s duties under this Agreement professionally, in accordance with the applicable laws, rules and regulations and such standards, policies and procedures established by the Company and the industry from time to time.

2.4            Notwithstanding the foregoing, the Executive (i) may devote a reasonable amount of his time to civic, community, or charitable activities, (ii) may devote a reasonable amount of time to investing the Executive’s personal assets in such a manner as will not require significant services to be rendered by the Executive in the operation of the affairs of the companies in which investments are made, and (iii) may serve as a member of the board of directors or equivalent body of such companies and other organizations as are disclosed by the Executive to, and approved by, the Board, in each case so long as the Executive’s responsibilities with respect thereto do not conflict or interfere with the faithful performance of his duties to the Company.

3             Compensation and Benefits.

3.1            Salary. Effective as of the Effective Date, the Company shall pay the Executive an annual base salary at the rate of $453,000 per year during the Employment Period (the “Base Salary”). In lieu of cash salary payments, during the Employment Period, the Company shall recommend that the Compensation Committee of the Board (the “Committee”) grant the Executive an award of restricted shares of the Company’s common stock or restricted stock units (the “Equity Award”) within 30 days following the beginning of the Employment Period, under the Company’s Amended and Restated 2014 Equity Incentive Plan (the “EIP”). The number of shares subject to the Equity Award shall be determined by dividing the Base Salary by the closing trading price of the Company’s common stock on the Effective Date. The Equity Award shall vest in 12 equal monthly installments, subject to the Executive’s continued employment with the Company through each applicable vesting date (except as otherwise provided under Section 4). Required tax withholdings on the Equity Award will be satisfied, at Executive’s option, by (i) Executive reimbursing the Company for the amount required to be withheld, (ii) the Company withholding otherwise deliverable shares having a Fair Market Value (as defined in the EIP) equal to the amount required to be withheld, or (iii) a combination of (i) and (ii).

3.2            Bonus. The Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) in an amount up to 75% of his Base Salary (the “Target Bonus Amount”). The Executive’s Annual Bonus (if any) shall be in such amount as the Board may determine in its sole discretion. The Board may or may not determine that all or any portion of the Annual Bonus shall be earned upon the achievement of operational, financial or other milestones established by the Board. Any Annual Bonus earned by the Executive pursuant to this Section 3.2 shall be paid in the form of shares of the Company’s common stock issued under the EIP, with the number of shares determined by dividing the amount of the Annual Bonus earned by the Executive by the average closing trading price of the Company’s common stock over the 30 trading days prior to the date of payment, which shall be not later than March 15 after the calendar year to which it relates. Executive may have additional opportunity for equity grants beginning at 6 months after the Effective Date based on Executive and Company performance metrics as determined by the Compensation Committee and approved by the Board. Required tax withholdings on the Annual Bonus will be satisfied, at Executive’s option, by (i) Executive reimbursing the Company for the amount required to be withheld, (ii) the Company withholding otherwise deliverable shares having a Fair Market Value (as defined in the EIP) equal to the amount required to be withheld, or (iii) a combination of (i) and (ii).

3.3            Additional Equity Awards. Any additional equity awards that may be granted to the Executive shall be determined by the Board in its sole discretion.

3.4            Insurance and Other Benefits. During the Employment Period, the Executive and the Executive’s dependents shall be entitled to participate in any employee benefit plans, whether or not funded by means of insurance, subject to the same terms and conditions applicable to other employees, as the same may be adopted and/or amended from time to time (the “Benefits”). The Executive shall be bound by all of the policies and procedures relating to Benefits established by the Company from time to time.

3.5            Vacation; Personal Days. During the Employment Period, the Executive shall be eligible to accrue and use paid vacation leave in accordance with and subject to the terms of the Company’s written vacation policy for management employees, as in effect from time to time. The Executive shall be entitled to paid personal days on a basis consistent with the Company’s other senior executives, as determined by the Board.

3.6            Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, in accordance with policies and procedures, and subject to limitations, adopted by the Company from time to time (which policies, procedures and limitations shall comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), or qualify for exemption from said Section 409A.

3.7            Withholding. All compensation payable to the Executive shall be subject to applicable withholding and reporting for taxes.

4             Termination of Employment; Compensation Due Upon Employment Termination. The Executive’s employment with the Company shall be entirely “at-will,” meaning that either the Executive or the Company may terminate such employment relationship, at any time for any reason or for no reason at all, by delivery of written notice of employment termination to the other party subject to the post-employment restrictions and covenants set forth in this Agreement including such restrictions and covenants set forth in Sections 5, 6 and 7. As used in the this Agreement, termination of employment shall have the meaning ascribed to “separation from service” under Section 409A of the Code and Treasury Regulations promulgated thereunder, including Treas. Reg. Sec. 1.409A-1(h)(1). The Executive’s right to compensation for periods after the date his employment with the Company terminates shall be determined in accordance with the provisions of Sections 4.1 through 4.5 below:

4.1            Voluntary Termination By the Executive; Termination for any Reason following Employment Period. The Executive may terminate his employment at any time upon 30 days’ prior written notice to the Company and the Company shall have no obligation to make any payment to the Executive in accordance with the provisions of Section 3, except as otherwise required by applicable law or the terms of any Benefits plan, for periods after the date on which the Executive’s employment with the Company terminates. Additionally, for avoidance of doubt, the Executive shall not be entitled to any payments or benefits under Section 4.2 due to the expiration of the Employment Period or due to any termination of Executive’s employment (whether such termination is by the Company or the Executive) resulting from, or occurring after, expiration of the Employment Period.

4.2            Termination By the Company without Cause.

(a)            If the Executive’s employment is terminated by the Company without Cause (as defined below) during the Employment Period, the Executive shall be entitled to receive (i) all amounts payable upon termination under Section 4.1 and (ii) subject to the Executive’s continued compliance with Sections 5, 6 and 7 of this Agreement and the Executive’s satisfaction of the Release Condition (as defined below), the amounts provided below:

(1)	any unvested portion of any outstanding Equity Award granted pursuant to Section 3.1 shall become fully vested upon the Release Condition becoming satisfied; and

(2)	payment of a pro-rated bonus for the year of termination equal to the Target Bonus Amount multiplied by a fraction, the numerator of which is the number of days the Executive was employed during the Employment Period and the denominator of which is 365, payable in the form of the Company’s common stock issued under the EIP calculated in accordance with Section 3.2, and paid on the date the Annual Bonus would have been payable to the Executive had the Executive remained employed by the Company.

For purposes herein, the “Release Condition” means the Executive’s execution, delivery, and non-revocation of a general release in the form attached as Appendix A hereto (the “Release”)within 60 days following the Executive’s termination of employment.

4.3            Termination By the Company for Cause. Upon written notice to the Executive, the Company may terminate the Executive’s employment for “Cause” if any of the following events shall occur:

(a)            any act or omission that constitutes a material breach by the Executive of any of his obligations under this Agreement;

(b)            the willful and continued failure or refusal of the Executive to satisfactorily perform the duties reasonably required of him as an employee of the Company, which failure or refusal continues for more than thirty (30) days after notice is given to the Executive, such notice to set forth in reasonable detail the nature of such failure or refusal;

(c)            the Executive’s conviction of, or plea of nolo contendere to, (i) any felony or (ii) a crime involving dishonesty or misappropriation or which could reflect negatively upon the Company or otherwise impair or impede its operations;

(d)            the Executive’s engaging in any misconduct, gross negligence, act of dishonesty (including, without limitation, theft or embezzlement), violence, threat of violence or any activity that could result in any material violation of federal securities laws, in each case, that is injurious to the Company or any of its Affiliates;

(e)            the Executive’s material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company;

(f)            the Executive’s refusal to follow the directions of the Board, unless such directions are, in the written opinion of legal counsel, illegal or in violation of applicable regulations; or

(g)            any other willful misconduct by the Executive which is materially injurious to the financial condition or business reputation of the Company or any of its Affiliates.

In the event Executive is terminated for Cause, the Company shall have no obligation to make payments to Executive in accordance with the provisions of Section 3, or, except as otherwise required by law, to provide the benefits described in Section 3, for periods after the Executive’s employment with the Company is terminated on account of the Executive’s discharge for Cause except for amounts payable pursuant to Section 4.1.

4.4            Non-Performance by the Executive. Without limiting the rights of the Company or the Executive under Sections 4.1, 4.2, or 4.3 to terminate the Executive’s employment, in the event that the Executive fails or refuses to discharge his duties to the Company for a period of 90 consecutive calendar days (excluding period of paid vacation leave), then the Executive shall be deemed to have resigned from employment effective as of the first day of such 90-day period, and the Executive’s rights upon such separation from service shall be determined in accordance with Section 4.1; provided, however, that if such failure is due to the Executive’s disability, as hereinafter defined, then the Executive’s entitlement to compensation and benefits during and after such period, and to reinstatement upon or after the completion of such period, shall be governed by the Company’s employee benefit plans and personnel policies with respect to disability-based leaves of absence by management employees including, without limitation, the Company’s policies with respect to accommodation of qualified individuals with disabilities and Benefit plans, if any, providing short-term or long-term disability benefits. For purposes of this Agreement, the term “disability” means any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months that: (a) renders the Executive unable to engage in any substantial gainful activity, or (b) causes the Executive to receive income replacement benefits for a period of not less than three months under an accident and health plan of the Company covering the Executive. The effective date of an individual’s disability shall be the earliest of (x) the first day for which the Executive is eligible to receive income replacement benefits under the Company’s short-term disability plan based on an absence from work due to the impairment later determined (for purposes of this Section 4.5) to be a disability, (y) the first date on which the impairment later determined (for purposes of this Section 4.5) to constitute a disability caused the Executive to be absent from work, or (z) the commencement date, for purposes of the Company’s long-term disability benefits plan, of the impairment later determined (for purposes of this Section 4.5) to constitute a disability. A determination of disability within the meaning of the preceding clause “(a)” shall be made by a physician satisfactory to both the Executive and the Company; provided, however, that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and those two physicians together shall select a third physician, whose determination as to a permanent disability shall be binding on all parties.

4.5            Death. The Executive’s employment hereunder shall terminate upon the death of the Executive. The Company shall have no obligation to make payments to the Executive in accordance with the provisions of Section 3, or, except as otherwise required by law or the terms of any applicable benefit plan, to provide the benefits described in Section 3 for periods after the date of the Executive’s death.

4.6            Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 14 of this Agreement. In the event of a termination by the Company for Cause, the Notice of Termination shall (a) indicate the specific termination provision in this Agreement relied upon, (b) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (c) specify the effective date of termination if other than the date of such notice, provided that the effective date of employment termination may not be earlier than the date of such notice. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

4.7            Resignation from Directorships and Officerships. The termination of the Executive’s employment for any reason will constitute the Executive’s resignation from (a) any director, officer or employee position the Executive has with the Company or any of its Affiliates, and (b) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance, unless otherwise required by any plan or applicable law.

5            Interference with Business; Use of Confidential or Proprietary Information.

5.1            During the Employment Period and for a period of 12 months following termination of the Executive’s employment with the Company, the Executive shall not interfere with the business of the Company by soliciting, or attempting to recruit, persuade, solicit or hire, any employee or independent contractor of, or consultant to, the Company and/or its Affiliates, to leave the employment thereof (or service provider relationship thereto), whether or not any such employee, independent contractor or consultant is party to a written agreement.

5.2            At no time shall the Executive use or disclose Confidential Information, as defined in Section 7, to communicate with or in the course of communications with any customer or client of the Company or any of its Affiliates, with whom the Company or any of its Affiliates had significant contact during the term of this Agreement, provided however that the foregoing shall not prevent the Executive from using Confidential Information for the benefit of the Company during the term of the Executive’s employment with the Company.

5.3            The Executive shall execute and comply with the terms of such restrictive covenants as the Company may request from its executive and management employees from time to time on a reasonable and uniform basis including, without limitation, the terms of the Employee Invention Assignment and Confidentiality Agreement between the Company and the Executive, dated October 30, 2018 (the “Confidentiality Agreement”).

5.4            The Executive recognizes and agrees that because a violation by the Executive of his obligations under this Section will cause irreparable harm to the Company that would be difficult to quantify and for which money damages would be inadequate, the Company shall have the right to injunctive relief to prevent or restrain any such violation, without the necessity of posting a bond or demonstrating actual damages.

5.5            The Executive expressly agrees that the character, duration and scope of the covenants set forth in Section 5.1, 5.2, and in the Confidentiality Agreement are reasonable in light of the circumstances as they exist at the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character or duration of such covenants are unreasonable in light of the circumstances as they then exist, then it is the intention of the Executive, on the one hand, and the Company, on the other, that such covenants shall be construed by the court in such a manner as to impose only those restrictions on the conduct of the Executive which are reasonable in light of the circumstances as they then exist and necessary to assure the Company of the intended benefit of the covenant.

6             Inventions and Patents. The Executive acknowledges that all inventions, innovations, improvements, know-how, plans, development, methods, designs, analyses, specifications, software, drawings, reports and all similar or related information (whether or not patentable or reduced to practice) which related to any of the Company’s actual or proposed business activities and which are created, designed or conceived, developed or made by the Executive during the Executive’s past or future employment by the Company or any Affiliates, or any predecessor thereof (“Work Product”), belong to the Company, or its Affiliates, as applicable. Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” and ownership of all right title and interest shall rest in the Company. The Executive hereby irrevocably assigns, transfers and conveys, to the full extent permitted by law, all right, title and interest in the Work Product, on a worldwide basis, to the Company to the extent ownership of any such rights does not automatically vest in the Company under applicable law. The Executive will promptly disclose any such Work Product to the Company and perform all actions requested by the Company (whether during or after employment) to establish and confirm ownership of such Work Product by the Company (including, without limitation, assignments, consents, powers of attorney and other instruments). The obligations of this Section 6 shall be in additions to any obligations imposed under instruments executed by the Executive pursuant to Section 5.3.

7             Confidentiality.

7.1            The Executive understands that the Company and/or its Affiliates, from time to time, may impart to the Executive Confidential Information, as hereinafter defined, whether such information is written, oral, electronic or graphic.

7.2            For purposes of this Agreement, “Confidential Information” means information, which is used in the business of the Company or its Affiliates and (a) is proprietary to, about or created by the Company or its Affiliates, (b) gives the Company or its Affiliates some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company or its Affiliates, (c) is designated as confidential information by the Company or its Affiliates, is known by the Executive to be considered confidential by the Company or its Affiliates, or from all the relevant circumstances should reasonably be assumed by the Executive to be confidential and proprietary to the Company or its Affiliates, or (d) is not generally known by non-Company personnel. Such Confidential Information includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

(a)            internal personnel and financial information of the Company or its Affiliates, vendor information (including vendor characteristics, services, prices, lists and agreements), purchasing and internal cost information, internal service and operational manuals, and the manner and methods of conducting the business of the Company or its Affiliates;

(b)            marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, bidding, quoting procedures, marketing techniques, forecasts and forecast assumptions and volumes, and future plans and potential strategies of the Company or its Affiliates which have been or are being discussed;

(c)            names of customers and their representatives, contracts (including their contents and parties), customer services, and the type, quantity, specifications and content of products and services purchased, leased, licensed or received by customers of the Company or its Affiliates; and

(d)            confidential and proprietary information provided to the Company or its Affiliates by any actual or potential customer, government agency or other third party (including businesses, consultants and other entities and individuals).

The Executive hereby acknowledges the Company’s exclusive ownership of such Confidential Information.

7.3            The Executive agrees as follows: (1) only to use the Confidential Information to provide services to the Company and its Affiliates; (2) only to communicate the Confidential Information to fellow employees, agents and representatives of the Company and its Affiliates on a need-to-know basis; and (3) not to otherwise disclose or use any Confidential Information, except as may be required by law or otherwise authorized by the Board. Upon demand by the Company or upon termination of the Executive’s employment, the Executive will deliver to the Company all manuals, photographs, recordings and any other instrument or device by which, through which or on which Confidential Information has been recorded and/or preserved, which are in the Executive’s possession, custody or control. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

7.4            The Executive’s obligations under this Section 7 shall be in addition to his obligations under (i) any instruments executed by the Executive pursuant to Section 5.3, and/or (ii) any policy of general application to employees or limited application to executive or management employees established by the Company and as in effect from time to time with respect to confidential information and the Executive agrees to comply with all such policies as a condition of employment.

8             Executive’s Representation. The Executive hereby represents that the Executive’s entry into this Agreement and performance of the services hereunder will not violate the terms or conditions of any other agreement to which the Executive is a party.

9             Governing Law/Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without reference to the conflicts of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the County of Contra Costa, State of California (or, if appropriate, a federal court located within California and having jurisdiction of the area including Contra Costa County), and the Company and the Executive each consents to the jurisdiction of such a court. The Company and the Executive each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

10            Public Company Obligations; Litigation and Regulatory Cooperation; Indemnification.

10.1            The Executive acknowledges that the Company is a public company, shares of whose common stock have been registered under the US Securities Act of 1933, as amended (the “Securities Act”), and whose common stock is or will be registered under the Exchange Act, and that this Agreement will be subject to the public filing requirements of the Exchange Act. In addition, both parties acknowledge that the Executive’s compensation and perquisites (each as determined by the rules of the US Securities and Exchange Commission (the “SEC”) or any other regulatory body or exchange having jurisdiction) (which may include benefits or regular or occasional aid/assistance, such as recreation, club memberships, meals, education for his family, vehicle, lodging or clothing, occasional bonuses or anything else he receives, during the Employment Period, in cash or in kind) paid or payable or received or receivable under this Agreement or otherwise, and his transactions and other dealings with the Company, will be required to be publicly disclosed. The Company covenants and agrees to provide the Executive, through internal or external legal counsel to the Company, with reasonable assistance with respect to any filings required under the Exchange Act during the Employment Period; provided, for the avoidance of doubt, the Company and its counsel shall be entitled to rely on any statements or representations made by Executive regarding such filings assume no liability with respect to any such filings by virtue of this sentence.

10.2            The Executive acknowledges and agrees that the applicable insider trading rules, transaction reporting rules, limitations on disclosure of non-public information and other requirements set forth in the Securities Act, the Exchange Act and rules and regulations promulgated by the SEC may apply to this Agreement and the Executive’s employment with the Company.

10.3            During and after the Employment Period, the Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims now in existence or which may be brought in the future against or on behalf of the Company or any Affiliates that relate to events or occurrences that transpired while the Executive was employed by the Company or any Affiliates; provided, however, that such cooperation shall not materially and adversely affect the Executive or expose the Executive to an increased probability of civil or criminal litigation. The Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company or any of its Affiliates at mutually convenient times. During and after the Employment Period, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company or any of its Affiliates. The Company shall reimburse the Executive for all out-of-pocket costs and expenses incurred in connection with the Executive’s performance under this Section 10.3, including, but not limited to, reasonable attorneys’ fees and costs.

10.4            The Company shall maintain in full force and effect a policy, consistent with industry standards for similarly situated publicly traded companies, for indemnification of executive employees, including the Executive, from and against liability or cost arising out of or associated with an action or proceeding to procure a judgment against the Executive by reason of the fact that the Executive is or was an officer, director or employee of the Company.

11            Section 409A. Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until the Executive has a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “separation from service”). Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and the Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after the Executive’s separation from service, or (ii) the Executive’s death. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. The parties acknowledge that the exemptions from application of Section 409A to severance benefits are fact specific, and any later amendment of this Agreement to alter the timing, amount or conditions that will trigger payment of severance benefits may preclude the ability of severance benefits provided under this Agreement to qualify for an exemption. It is intended that this Agreement shall comply with the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code to payments made pursuant to this Agreement.

12            280G Cap. In no event shall any of the payments and benefits to be made, or provided, to the Executive pursuant to this Agreement and other payments or benefits, if applicable, to be made, or provided, to the Executive in connection with an event described in Section 280G(b)(2)(A)(i) of the Code (collectively referred to as the “Change in Control Benefits”) including, to the extent applicable, payments or benefits to which the Executive is entitled upon a Change in Control (as defined in the EIP), constitute, in the aggregate, a “parachute payment” under Section 280G of the Code. If the Change in Control Benefits result in a “parachute payment” under Code Section 280G, the Change in Control Benefits shall be reduced to an amount, the value of which is $1.00 less than an amount equal to three (3) times the Executive’s “base amount” as determined in accordance with Section 280G of the Code. The reduction in payments and/or benefits will occur in the following order: (1) first, reduction of cash payments, in reverse order of scheduled payment date (or if necessary, to zero), (2) then, reduction of non-cash and non-equity benefits provided to the Executive, on a pro rata basis (or if necessary, to zero) and (3) then, cancellation of the acceleration of vesting of equity award compensation in the reverse order of the date of grant of the Executive’s equity awards.

13            Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes and cancels any and all previous agreements, written and oral, regarding the subject matter hereof between the parties hereto. This Agreement shall not be changed, altered, modified or amended, except by a written agreement signed by both parties hereto.

14            Notices. All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been given when delivered to the party to whom addressed or when sent by telecopy (if promptly confirmed by registered or certified mail, return receipt requested, prepaid and addressed) to the parties, their successors in interest, or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

(a)	to the Company at:

Ekso Bionics Holdings, Inc.

1414 Harbour Way South, Suite 1201

Richmond, CA 94804

Attn: Jack Glenn, CFO

Fax: +1-510-927-2647

(b)	to the Executive at:

Steven Sherman

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All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section, be deemed given upon facsimile confirmation, (iii) if delivered by mail in the manner described above to the address as provided for in this Section 14, be deemed given on the earlier of the third business day following mailing or upon receipt and (iv) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section). Either party may, by notice given to the other party in accordance with this Section, designate another address or person for receipt of notices hereunder.

15            Severability. If any term or provision of this Agreement, or the application thereof to any person or under any circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to the persons or under circumstances other than those as to which it is invalid or unenforceable, shall be considered severable and shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The invalid or unenforceable provisions shall, to the extent permitted by law, be deemed amended and given such interpretation as to achieve the economic intent of this Agreement.

16            Waiver. The failure of any party to insist in any one instance or more upon strict performance of any of the terms and conditions hereof, or to exercise any right or privilege herein conferred, shall not be construed as a waiver of such terms, conditions, rights or privileges, but same shall continue to remain in full force and effect. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

17            Successors and Assigns. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter effect a reorganization, or consolidate with or merge into any other person or entity, or transfer all or substantially all of its properties or assets to any other person or entity. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.

18            Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Additionally, a facsimile counterpart of this Agreement shall have the same effect as an originally executed counterpart.

19            Headings. Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

20            Opportunity to Seek Advice. The Executive acknowledges and confirms that he has had the opportunity to seek such legal, financial and other advice and representation as he has deemed appropriate in connection with this Agreement, that the Executive is fully aware of its legal effect, and that Executive has entered into it freely based on the Executive’s judgment and not on any representations or promises other than those contained in this Agreement.

21            Attorney’s Fees. In the event that either party seeks to enforce its rights under this Agreement before a court of competent jurisdiction with respect to such enforcement action and prevails in such enforcement action, than the prevailing party shall be entitled to reasonable attorney’s fees and court costs associated with such enforcement action. Without limiting the foregoing, the preceding sentence shall apply without regard to whether the prevailing party is a plaintiff or defendant in an enforcement action.

22            Effect of Termination. Upon termination of this Agreement, all obligations and provisions of this Agreement shall terminate except with respect to any accrued and unpaid monetary obligation and except for the provisions of Section 5 through (and inclusive of) 21 hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

EKSO BIONICS HOLDINGS, INC.

/s/ Stanley Stern

By:	Stanley Stern

Title:	Director, as authorized by the Board of Directors

Steven Sherman

/s/ Steven Sherman

Appendix A

Release Agreement

This Release Agreement (the “Agreement”) is entered into by and between Ekso Bionics Holdings, Inc. (the “Company”) and Steven Sherman (“Executive”) (collectively, “Parties”).

RECITALS

WHEREAS, the Company and Executive have determined that Executive’s last day of employment with the Company will be __________ (the “Date of Termination”) in accordance with the terms of the Employment Agreement by and between Executive and the Company, dated January 20, 2022 (the “Employment Agreement”); and

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

ACCORDINGLY, the Parties agree as follows:

1.            Termination. Executive’s employment with the Company and any other position held with the Company or any Affiliate shall cease effective as of the Date of Termination. “Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with the Company.

2.            General Release. Executive and Executive’s representatives, heirs, successors, and assigns do hereby completely release and forever discharge the Company, any Affiliate, and its and their present and former shareholders, officers, directors, agents, employees, attorneys, successors, and assigns (collectively, “Released Parties”) from all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, which Executive may have now or in the future arising from any act or omission or condition occurring on or prior to the Effective Date (as defined below) (including, without limitation, the future effects of such acts, omissions, or conditions), whether based on tort, contract (express or implied), or any federal, state, or local law, statute, or regulation (collectively, the “Released Claims”). By way of example and not in limitation of the foregoing, Released Claims shall include any claims arising under the Fair Labor Standards Act, the National Labor Relations Act, the Family and Medical Leave Act, Executive Retirement Income Security Act of 1974, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, and the California Family Rights Act, the California Labor Code, all as amended, along with their implementing regulations, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. Released Claims shall also include, but not be limited to, any claims for severance pay, bonuses, sick leave, vacation pay, life or health insurance, or any other benefit. Executive likewise releases the Released Parties from any and all obligations for attorneys’ fees incurred in regard to the above claims or otherwise. Notwithstanding the foregoing, Released Claims shall not include (i) any claims based on obligations created by or reaffirmed in this Agreement; (ii) any vested retirement benefits or vested equity, or (iii) any claims which by law cannot be released, including without limitation unemployment compensation claims and workers’ compensation claims (the settlement of which would require approval by the California Workers’ Compensation Appeals Board), (iv) any claim for indemnification under California Labor Code § 2802, the Employment Agreement, the Company’s bylaws or certificate of incorporation, or any agreement providing for indemnification of Executive, (v) any claims for coverage under any D&O or other similar insurance policy or (vi) as set forth in Section 6 below.

3.            Section 1542 Waiver. Executive understands and agrees that the Released Claims include not only claims presently known to Executive, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Released Claims as described in Section 2, above. Executive understands that Executive may hereafter discover facts different from what Executive now believes to be true, which if known, could have materially affected this Agreement, but Executive nevertheless waives any claims or rights based on different or additional facts. Executive knowingly and voluntarily waives any and all rights or benefits that Executive may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

4.            Covenant Not to Sue. Executive shall not bring a civil action in any court (or file an arbitration claim) against the Company or any other Released Party asserting claims pertaining in any manner to the Released Claims. Executive understands that this Section 4 does not prevent Executive from filing a charge with or participating in an investigation by a governmental administrative agency; provided, that, except for awards made pursuant to a government-administered whistleblower award program as set forth in Section 6 below, Executive hereby waives any right to receive any monetary award resulting from such a charge or investigation.

5.            Age Discrimination Claims. Executive understands and agrees that, by entering into this Agreement, Executive (i) is waiving any rights or claims Executive might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; (ii) has received consideration beyond that to which Executive was previously entitled; (iii) has been advised to consult with an attorney before signing this Agreement; and (iv) has been offered the opportunity to evaluate the terms of this Agreement for not less than twenty-one (21) days prior to execution of the Agreement. Executive may revoke this Agreement (by written notice to the Company’s Chief Executive Officer at the Company’s notice address set forth in the Employment Agreement) for a period of seven (7) days after execution of the Agreement, and it shall become enforceable only upon the expiration of this revocation period without prior revocation by Executive. Executive understands and agrees that any notice of resignation must be delivered in a manner such that it is received by the Company’s Chief Executive Officer by the end of the seventh (7th) day after Executive executes this Agreement; and, further, if any modifications are made to this Agreement before Executive executes it, the twenty-one (21) day consideration period will not restart on account of those modifications.

6.            Protected Rights; Defend Trade Secrets Act Notification.

(a)            Executive is advised and understands that nothing in this Agreement prevents Executive from filing a charge with, or participating in an investigation, by or reporting an alleged violation of law to a governmental administrative agency such as the U.S. Equal Employment Opportunity Commission, the U.S. National Labor Relations Board, or the U.S. Securities and Exchange Commission; provided, that Executive waives any right to receive any monetary award resulting from such a report, charge or investigation, except pursuant to a government administered whistleblower award program.

(b)            The Company hereby provides Executive with notice that 18 U.S.C. § 1833(b) states as follows:

“An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

Accordingly, notwithstanding anything to the contrary in this Agreement or in the Company’s Proprietary Information Agreement, Executive understands that Executive has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive understands that Executive also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Executive understands and acknowledges that nothing in this Agreement nor in the Company’s Proprietary Information Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

7.            Non-admission. The Parties understand and agree that the furnishing of the consideration for this Agreement shall not be deemed or construed at any time or for any purpose as an admission of liability by the Company. The liability for any and all claims is expressly denied by the Company.

8.            Entire Agreement. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement among the Parties hereto with regard to the subject matter hereof and thereof. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained or referenced herein.

9.            Amendments; Waivers. This Agreement may not be amended except by an instrument in writing, signed by each of the Parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

10.            Successors and Assigns. Executive represents that Executive has not previously assigned or transferred any claims or rights released by Executive pursuant to this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, successors, attorneys, and permitted assigns. This Agreement shall also inure to the benefit of any Released Party.

11.            Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California, without regard to conflict of laws provisions. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the County of Contra Costa, State of California (or, if appropriate, a federal court located within California and having jurisdiction of the area including Contra Costa Country), and the Company and Executive each consents to the jurisdiction of such a court. The Company and Executive each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

12.            Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any Party. By way of example and not in limitation, this Agreement shall not be construed in favor of the Party receiving a benefit nor against the Party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

13.            Representation by Counsel. The Parties acknowledge that (i) they have had the opportunity to consult counsel in regard to this Agreement; (ii) they have read and understand the Agreement and they are fully aware of its legal effect; and (iii) they are entering into this Agreement freely and voluntarily, and based on each Party’s own judgment and not on any representations or promises made by the other Party, other than those contained in this Agreement.

14.            Counterparts. This Agreement may be executed in counterparts. True copies of such executed counterparts may be used in lieu of an original for any purpose.

15.            Effective Date. This Agreement shall become effective on the eighth (8th) day after the date executed by Executive (the “Effective Date”), but only if the Agreement is not revoked as provided in Section 5. If the Agreement is revoked, it shall be null and void.

The Parties have duly executed this Agreement as of the dates noted below.

Date:
Steven Sherman

Ekso Bionics Holdings, Inc.

By:	Date:
Its: